                                                       World Financial Center
                                                       North Tower
LOGO                                              New York, New York 10281-1330

                          OFFER TO PURCHASE FOR CASH
                ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK

                                      OF

                                 MAXSERV, INC.

                                      AT

                              $7.00 NET PER SHARE

                                      BY

                         MAX ACQUISITION DELAWARE INC.

                         A WHOLLY OWNED SUBSIDIARY OF

                            SEARS, ROEBUCK AND CO.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON TUESDAY, MARCH 4, 1997, UNLESS THE OFFER IS EXTENDED.


                                                               February 4, 1997

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

  Max Acquisition Delaware Inc., a Delaware corporation ("Purchaser"), and a wholly owned subsidiary of Sears, Roebuck and Co., a New York corporation ("Parent"), is offering to purchase any and all outstanding shares of common stock, par value $.01 per share (the "Shares"), of MaxServ, Inc., a Delaware corporation (the "Company"), at a purchase price of $7.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 4, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith. All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Offer to Purchase.

  Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary or complete the procedures for book-entry transfer prior to the Expiration Date must tender their Shares according to the guaranteed delivery procedures set forth in the section subtitled "THE TENDER OFFER--Procedure for Tendering Shares" of the Offer to Purchase.

  Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

  Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

    1. The Offer to Purchase dated February 4, 1997.

    2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Shares.

    3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if neither of the two procedures for tendering Shares set forth in the Offer to Purchase can be completed on a timely basis.

    4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name, with space provided for obtaining such clients' instructions with regard to the Offer.
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    5. Guidelines of the Internal Revenue Service for Certification of
  Taxpayer Identification Number on Substitute Form W-9.

    6. A return envelope addressed to the Depositary.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MARCH 4, 1997, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE").

  Please note the following:

    1. The tender price is $7.00 per Share, net to the seller in cash, without interest.

    2. The Offer is being made for any and all of the outstanding Shares.

    3. The Offer is not conditioned upon any minimum number of Shares being tendered or upon the approval of the Board of Directors of the Company or any committee thereof. The Offer is, however, subject to the satisfaction of certain other terms and conditions set forth in the Offer to Purchase.

    4. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer.

  In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other required documents should be sent to the Depositary and (ii) Share Certificates representing the tendered Shares or a timely Book-Entry Confirmation should be delivered to the Depositary in accordance with the instructions set forth in the Offer to Purchase.

  If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the section subtitled "THE TENDER OFFER--Procedure for Tendering Shares" of the Offer to Purchase.

  Neither Purchaser, Parent nor any officer, director, stockholder, agent or other representative of Purchaser will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in the Letter of Transmittal.

  Any inquiries you may have with respect to the Offer should be addressed to
D. F. King & Co., Inc. 77 Water Street, New York, New York 10005, (212) 269-5550 or (800) 755-3107.

  Requests for copies of the enclosed materials may be directed to the Information Agent at the above address and telephone number.

                                          Very truly yours,

                                          Merrill Lynch & Co.

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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